EXHIBIT 5.1 AND 24.2
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ANDREW I. TELSEY, P.C. Attorney at Law
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    12835 E. Arapahoe Road, Tower One, Penthouse #803, Englewood, Colorado 80112
     Telephone: 303/768-9221 - Facsimile: 303/768-9224 - E-Mail: aitelsey@cs.com



September 26, 2003



Mr. Jim LaVoie, President
Northwest Gold, Inc.
590 West Central Ave.
Suite E
Brea, California 92821

Dear Mr. LaVoie:

You have requested our opinion as counsel for Northwest Gold, Inc., a Wyoming corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 400,000 shares of Company common stock issuable pursuant to agreements between the Company and one of its legal counsel to the Company. We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 26, 2003 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed. We have examined such other instruments, documents and records and made such further investigations as we have deemed necessary for the purposes of rendering the following opinion.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion in the said Registration Statement being filed with the Securities and Exchange Commission and further consent to the reference to this firm in the Prospectus.

Very truly yours,

s/Andrew I. Telsey, P.C.

ANDREW I. TELSEY, P.C.

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